Exhibit 99.1

Contacts:

Media Relations
Bobbie Collins
212-810-8155
Bobbie.Collins@blackrock.com

Media/Investor Relations
Brian Beades
212-810-5596
Brian.Beades@blackrock.com

BlackRock Appoints Daniel C. Sontag to Board of Directors

New York, March 12, 2009 — BlackRock, Inc. (NYSE:BLK) today announced the appointment of Daniel C. Sontag, President of Merrill Lynch Global Wealth Management, to its Board of Directors.   The addition of Mr. Sontag brings the total number of directors to 16, 10 of whom are independent and not affiliated with the Company.

“I am pleased to welcome Dan to BlackRock’s Board,” commented Laurence D. Fink, Chairman and CEO of BlackRock.  “We have had the opportunity to work closely with Dan over the years and appreciate his vision and leadership in global wealth management.  His insights on serving individual investors throughout the world will be of great value as we continue to build BlackRock’s global retail capabilities.”

Mr. Sontag fills the remaining seat vacated by the resignations of John A. Thain and Gregory J. Fleming. Brian T. Moynihan, President of Global Banking and Wealth Management for Bank of America, was previously selected to fill the other seat.  Under the terms of BlackRock’s stockholder agreement with Merrill Lynch, Merrill Lynch may designate two directors to BlackRock’s Board of Directors.  Bank of America Corporation (NYSE: BAC) completed its purchase of Merrill Lynch in January 2009.

Daniel C. Sontag: Mr. Sontag, 52, is President of Merrill Lynch Global Wealth Management.  Prior to his current role, Mr. Sontag was head of Merrill Lynch’s Americas Wealth Management, responsible for the region’s extensive network of more than 600 advisory offices. Before that, he was head of the Merrill Lynch Americas Client Relationship Group where he was responsible for the firm’s network of advisory and private banking and investment offices across the United States and Latin America.  Mr. Sontag joined Merrill Lynch in 1978 as a financial consultant in the Colorado Springs Office.  Throughout his 30-year career, Mr. Sontag has been a dedicated leader and mentor for thousands of financial professionals.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At December 31, 2008, BlackRock’s assets under management were $1.307 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions® investment system, risk management and financial advisory services. The firm is headquartered in New York City and has employees in 22 countries throughout the U.S., Europe and Asia Pacific. For additional information, please visit the firm's website at www.blackrock.com.

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